Exhibit 99.1

PlanetLink Announces Removal of Directors and Return of 2,750,000,000 Shares

CUMMING, Ga., October 18, 2007 (PRIMEZONE) -- PlanetLink Communications Inc. (OTCBB:PLKC), announced that Amy Trombly and Jim Crane were removed from the Board of Directors on October 10, 2007 for breaching their fiduciary duties to the shareholders. They both tendered their resignations later that day.

The shares of common stock that were issued by Trombly and Crane to themselves, which led to their removal from the Board, were cancelled by the company.  Trombly and Crane had issued 1,375,000,000 (One Billion and Three Hundred Seventy Five Million) shares to each of themselves. A total of 2,750,000,000 shares have been cancelled. The current outstanding shares of common stock are 1,093,683,760.

"Now that we have resolved the issues created by the former Directors, we can proceed with the merger of our subsidiary Planettraks with Pluginz. This is an exciting time as we have been working on this deal for nearly eight months now. Pluginz brings tremendous shareholder value to us with their current operations and planned acquisitions," commented M. Dewey Bain, Chief Executive Officer of PlanetLink.

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The information contained in this press release includes forward-looking statements. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "expect," or similar expressions that involve risks and uncertainties. These risks and uncertainties include the Company's status as a startup company with uncertain profitability, need for significant capital, uncertainty concerning market acceptance of its products, competition, limited service and manufacturing facilities, dependence on technological developments and protection of its intellectual property. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences are discussed more fully in the "Risk Factors," "Management's Discussion and Analysis" or "Plan of Operation" and other sections of the Company's Form 10-KSB and other publicly available information regarding the Company on file with the Securities and Exchange Commission. The Company will provide you with copies of this information upon request.

CONTACT:	PlanetLink Communications Inc.
Dewey Bain
(678) 455-7075